EXHIBIT 10.1

EXECUTIVE AGREEMENT

This EXECUTIVE AGREEMENT (this “Agreement”), entered into as of March 6, 2017, is made by and between Ranger Energy Services, LLC, a Delaware limited liability company (the “Company”), and Darron Anderson (“Executive”).  The Company and Executive are sometimes hereafter referred to individually as a “Party,” or collectively as the “Parties.”

WHEREAS, the Company and Executive desire to enter into this Agreement in order to set forth the terms of Executive’s employment with the Company during the period beginning on the date hereof and ending as provided herein; and

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, intending to be legally bound, do hereby agree as follows:

1.Employment.  The Company agrees to employ Executive, and Executive hereby accepts employment with the Company, to serve as its President and Chief Executive Officer, upon the terms set forth in this Agreement for the period beginning on the date hereof and ending on the date three (3) years after the date hereof (the “Initial Employment Period”); provided that, upon the expiration of the Initial  Employment Period, this Agreement shall automatically be renewed on the same terms and conditions set forth herein for additional consecutive one‑year periods beginning on the third anniversary of the date hereof, unless the Company or Executive gives the other Party written notice of its or his election not to renew at least sixty (60) days prior to the end of the Initial Employment Period or any additional one-year period (the “Extended Employment Period”) (the Initial Employment Period and any Extended Employment Period shall be referred to collectively herein as the “Employment Period”).   Notwithstanding the foregoing, the Company and Executive understand and agree that the Employment Period is subject to early termination as provided in Section 4 hereof.  A notice of non-renewal provided by the Company pursuant to this Section 1 shall not constitute a termination without Cause under Section 4(a)(iv).  The date on which the Employment Period expires or, if the Employment Period is terminated for any reason, the effective date of such termination, is referred to herein as the “Termination Date.”

2.Position and Duties.

(a)During the Employment Period, Executive shall serve initially as the President and Chief Executive Officer of the Company and shall have the duties, responsibilities and authority customary for such a position in an organization of the size and nature of the Company. Executive shall initially report directly to the board of managers or managing member of the Company (the “Board”) and shall devote his commercially reasonable best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its affiliates. Executive shall obtain the prior written approval from the Board before joining or participating in any other business opportunities or activity, whether as an investor (other than reasonable personal investments), board member, partner, or in any other capacity.

(b) Executive acknowledges and agrees that, at all times during the employment relationship, Executive owes fiduciary duties to the Company and its affiliates, including, but not limited to, fiduciary duties of the highest loyalty, fidelity and allegiance, to act at all times in the best interests of the Company and its affiliates, to make full disclosure to the Company of all information that pertains to the Company’s or its affiliates’ business and interests, to do no act which would injure the Company’s or its affiliates’ business, interests, or reputation, and to refrain from using for Executive’s own benefit or for the benefit of others any information or opportunities pertaining to the Company’s or its affiliates’ business or interests that are entrusted to Executive or that he learned while employed by the Company.  Executive acknowledges and agrees that, upon termination of the employment relationship, Executive shall continue to refrain from using for his own benefit or the benefit of others, or from disclosing to others, any information or opportunities pertaining to the Company’s or its affiliates’ business or interests that were entrusted to Executive during the employment relationship or that he learned while employed by the Company, and that are not otherwise known to the public.  In addition, Executive, at all times during the Employment Period, shall strictly adhere to and obey all of the Company’s written rules, policies and procedures, which will be available for viewing and are now in effect, or as are subsequently adopted or modified by the Company, which govern the operation of the Company’s business and the conduct of Executives of the Company.

3.Base Salary, Bonus and Benefits.

(a)Base Salary.  Executive’s initial base salary shall be Three Hundred Fifty Thousand Dollars ($350,000.00) per year, less any and all lawful deductions and withholdings (the “Base Salary”), which Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices. Executive’s Base Salary shall increase to Four Hundred Twenty-Five Thousand ($425,000.00) per year upon the closing of an initial public offering by the Company’s affiliated entity Ranger Energy Services, Inc. (“Ranger Inc.”) a Delaware corporation (the “Qualifying Transaction”), which increase will be effective not later than thirty (30) days following the closing of such transaction.  During the Employment Period, Executive’s Base Salary may not be decreased, except that the Company may unilaterally reduce Executive’s base salary or wages by up to ten percent (10%) if the same or greater percentage reduction applies to all similarly situated employees of the Company.

(b) Annual Bonus.  In addition to Base Salary, Executive shall be eligible to earn and receive an annual discretionary bonus (the “Annual Bonus”) based upon Executive’s attainment of target objectives as determined by the Board in its sole discretion (the “Target Objectives”).  Executive shall be eligible for an Annual Bonus calculated at seventy-five percent (75%) of his Base Salary for achievement of the Target Objectives, and up to a maximum of one hundred fifty percent (150%) of his Base Salary for overachievement of the Target Objectives.  Executive’s achievement and or overachievement of the Target Objectives, and any portion of the Annual Bonus awarded for overachievement of the Target Objectives, shall be determined by the Board in its sole discretion.  Any Annual Bonus in respect of 2017 shall be pro-rated based upon the number of days of Executive is employed by the Company in 2017. Except as otherwise expressly provided in Section 5 of this Agreement, in order to be eligible to receive payment of any Annual Bonus, Executive must be employed by the Company on the date such bonus is scheduled to be paid.

(c)Transaction Bonus.  Executive shall be eligible to earn and receive a transaction bonus of Three Hundred Fifty Thousand Dollars ($350,000.00), less any and all lawful deductions and withholdings, upon the closing of Qualifying Transaction (the “Transaction Bonus”).  Executive shall receive payment of the Transaction Bonus as follows: (i) 50% of the Transaction Bonus within thirty (30) days following the closing of the Qualifying Transaction; and (ii) 50% of the Transaction Bonus on the later of (A) December 31 of the year in which the closing of the Qualifying Transaction occurs, and (B) one hundred twenty (120) days following the closing of the Qualifying Transaction.  In order to be eligible to receive payment of the Transaction Bonus, or either installment thereof, Executive must be employed by the Company on the date such bonus is scheduled to be paid.

(d)Restricted Stock Units.  Executive shall be granted 100,000 (1.5%) Class C Units and 200,000 (1.0%) Class D Units (collectively, the “RSUs”) in the Company, provided that Executive executes the Ranger Energy Holdings, LLC Restricted Unit Award Agreement corresponding to each such grant (the “RUA Agreements”).  Any RSUs issued to Executive shall be governed by the applicable RSU Agreements and the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 3, 2016, as the same may be amended or restated from time to time (the “LLC Agreement”).

(e)Benefits. During the Employment Period, Executive and his dependents shall be entitled to participate in the Company’s standard employee benefit plans and programs for which employees of the Company are generally eligible (collectively, the “Benefits”). Executive recognizes that the Benefits shall be governed by the terms and conditions of the applicable benefit plans and programs.  The Company shall not, however, by reason of this Section 3(c) be obligated to institute, maintain or refrain from changing, amending or discontinuing any such benefit plan or program, so long as such changes are similarly applicable to other employees of the Company generally.

(f)Vacation.  During the Employment Period, Executive shall be entitled to five (5) weeks of paid vacation during each calendar year (prorated for any partial year), which shall accrue in accordance with the Company’s vacation policies as in effect from time to time.  The Company will not pay Executive for any accrued, unused vacation upon the termination of Executive’s employment with the Company for any reason

(g) Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(h) Withholding; Deductions. The Company may deduct and withhold from any amounts payable under this Agreement (including, without limitation, any amount paid pursuant to Section 5) such federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

4.Early Termination of the Employment Period.

(a) Termination of Employment by the Company Prior to Expiration of Employment Period.  Notwithstanding the provisions of Section 1 hereof, the Company shall have the right to terminate Executive’s employment under this Agreement at any time in accordance with the following provisions:

(i)upon Executive’s death;

(ii)upon Executive’s becoming incapacitated or disabled by accident, sickness or other circumstance which creates an impairment (despite reasonable accommodation) that renders him mentally or physically incapable of performing the duties and services required of him hereunder for a period of at least ninety (90) consecutive days or for ninety (90) non-consecutive business days during any 12-month period;

(iii)for “Cause,” upon a determination by the Board, in its sole discretion, that Cause exists according to the following guidelines (but, for purposes of clauses (a), (b) and (d) below, only after the Company has provided Executive written notice of same and Executive has failed to cure same within five (5) business days of such notice):

a.	a breach by Executive of any material provision of this Agreement (other than Sections 6, 7, 8 or 9 of this Agreement, for which there is no cure period);

b.	continued failure by Executive to perform his duties to the reasonable satisfaction of the Board;

c.

any act or acts of fraud, dishonesty or disloyalty by Executive with respect to any aspect of the Company’s business, operations or customers, including, but not limited to, falsification of records of the Company or misappropriation of funds of the Company;

d.	Executive’s insubordination, neglect or failure to follow the lawful instructions of the Chief Executive Officer;

e.	any willful or reckless misconduct or gross negligence by Executive in the performance of his duties under this Agreement;

f.	Executive’s breach of fiduciary duty or duty of loyalty to the Company or its affiliates;

g.	acceptance by Executive of employment or work with another employer or business other than the Company or its affiliates or the performance of work or services for any such other employer or business;

h.

any act by Executive attempting to secure or securing any personal profit or benefit not fully disclosed to and approved by the Board in connection with any transaction entered into on behalf of the Company or its affiliates;

i.	Executive’s breach of Sections 6, 7, 8 or 9 of this Agreement;

j.	Executive’s conviction (by plea of nolo contendere, guilty or otherwise) of any (1) felony, (2) of a crime of theft, fraud, or dishonesty, or (3) crime involving moral turpitude;

k.	Executive’s violation of federal or state securities laws or other laws applicable to the business of the Company or its affiliates; or

l.

conduct on the part of Executive, even if not in connection with the performance of his duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company or its affiliates, as determined by the Company in its sole discretion, and Executive fails to cease such conduct within twenty-four (24) hours upon written receipt of notice to cease such conduct.

(iv)In the sole discretion of the Board without Cause; provided, however, that in the case of termination without Cause, the Company shall provide Executive with thirty (30) days prior written notice of such termination.

(b) Termination of Employment by Executive Prior to Expiration of Employment Period.  Notwithstanding the provisions of Section 1 hereof, Executive shall have the right to terminate his employment under this Agreement at any time for any reason or for no reason; provided, that in the event of a termination under this Section 4(b) Executive must provide the Company with sixty (60) days prior written notice of such termination.

(c)  Notice of Termination.  If the Company desires to terminate Executive’s employment hereunder as provided in Section 4(a) hereof or Executive desires to terminate Executive’s employment hereunder as provided in Section 4(b) hereof, Executive shall do so by giving written notice to the Board and the Company shall do so by giving written notice to Executive that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason, if any (including the applicable section of this Agreement), for such termination.

(i)In the event of any termination under this Section 4, or by reason of a notice of non-renewal delivered in accordance with Section 1 hereof, the provisions of Sections 6 through 27 hereof shall continue to apply in accordance with their terms regardless of the reason for termination.

(ii)Any question as to whether and when there has been a termination of Executive’s employment, and the reason for such termination, shall be determined conclusively by the Board in its sole discretion.

5.Effect of Termination on Compensation.

(a)  Termination Upon Death of Executive.  In the event of Executive’s death during the Employment Period, all of Executive’s rights and benefits provided for in this Agreement will terminate on the date of death; provided, however, that (i) Executive’s estate will be paid Executive’s pro rata Base Salary as earned through the Termination Date, (ii) Executive’s estate shall be eligible to receive any unpaid and earned Annual Bonus for any full calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would have otherwise been payable, and (iii) any extended health benefits, if any, in respect of Executive’s spouse and dependents shall continue at their expense as provided by state or federal law.

(b) Termination by the Company Upon Disability of Executive. If Executive’s employment hereunder is terminated by the Company pursuant to Section 4(a)(ii) of this Agreement, all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Executive will be paid Executive’s pro rata Base Salary as earned through the Termination Date, (ii) extended health benefits shall continue at Executive’s expense as provided by state or federal law, and (iii) Executive shall be eligible to receive any unpaid and earned Annual Bonus for any full calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would have otherwise been payable.

(c)  Termination by the Company for Cause.  If Executive’s employment hereunder is terminated by the Company for Cause pursuant to Section 4(a)(iii) of this Agreement, all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Executive will be paid Executive’s pro rata Base Salary as earned through the Termination Date, and (ii) extended health benefits shall continue at Executive’s expense as provided by state or federal law.

(d)  Termination by the Company Without Cause.  If Executive’s employment hereunder is terminated by the Company without Cause pursuant to the provisions set forth in Section 4(a)(iv), all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that (i) Executive will be paid Executive’s pro rata Base Salary as earned through the Termination Date, (ii) extended health benefits shall continue at Executive’s expense as provided by state or federal law, (iii) Executive shall be eligible to receive any unpaid and earned Annual Bonus for any full calendar year of the Company that ended prior to the Termination Date (in the amount theretofore awarded by the Board) on the date that such Annual Bonus would have otherwise been payable, and (iv) Executive shall be eligible to receive severance pay equal to the Base Salary (as determined on the Termination Date) through (i) the first to occur of the expiration of the Employment Period or twelve (12) months from the Termination Date for any such termination prior to a Change of Control (as defined in the RUA Agreements) and (ii) the first to occur of the expiration of the Employment Period or twenty-four (24) months from the Termination Date for any such termination on or after the date of a Change of Control. The severance pay provided for in this Section 5(d) will be paid in installments in accordance with the Company’s normal payroll practices.

(e)  Termination of Employment by Executive.  If Executive terminates his employment with the Company pursuant to Section 4(b) of this Agreement, all of Executive’s rights and benefits provided for in this Agreement will terminate as of such date; provided, however, that Executive shall receive those amounts described in Section 5(d)(i) and (ii), and should Executive terminate his employment with the Company for Good Reason, he shall also be eligible receive those amounts described in Sections 5(d)(iii) and 5(d)(iv). “Good Reason” shall mean (i) a material breach by the Company of any of its material obligations under this Agreement, (ii) a material diminution of Executive’s job duties or responsibilities with respect to the Company, or (iii) the Company’s permanent reassignment of Executive’s principal office location to a location more than fifty (50) miles from Executive’s then principal office location.  Notwithstanding the above, the occurrence of any of the events described in clauses (i) through (iii) above will not constitute Good Reason unless (A) Executive gives the Company written notice within sixty (60) days after the initial occurrence of any such event that Executive believes constitutes Good Reason and describing the details of such event, (B) the Company thereafter fails to cure any such event within thirty (30) days after receipt of such notice, and (C) Executive’s Termination Date as a result of such event occurs within 120 days after the initial occurrence of such event.

(f)  Expiration of Employment Period. If either the Company or Executive provides the notice of non-renewal of the Agreement and thus elects to allow an Employment Period to expire under its own terms under Section 1 hereof, all of Executive’s rights, compensation and benefits provided for in this Agreement will terminate as of the date of the expiration of the Employment Period; provided however, that Executive shall be eligible to receive those amounts described in Section 5(d)(i) through (iii).

(g)  Waiver and Release of Claims. Except for (i) the continuation of health benefits under state or federal law at Executive’s (or his spouse and dependent’s) expense (for which statutory and eligibility requirements must be met) and (ii) the payment of Base Salary through the Termination Date, Executive shall not be entitled to receive any payments, benefits or other compensation under this Section 5 (including but not limited to any Annual Bonus or severance pay) unless and until Executive (or his estate, as applicable) has executed and delivered to the Company a non-revocable waiver and release, in form and substance acceptable to the Company in its sole discretion, of all claims he has, or may have, known or unknown, against the Company, its subsidiaries and affiliates and their respective predecessors and successors, and any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, which arise out of or relate to his employment, separation therefrom, any agreement between the Parties, or any other matter or facts or events occurring through the date of Executive’s execution (or, if applicable that of an authorized representative of his estate) of such waiver and release.

6.Confidential Information. The Company agrees and Executive acknowledges that prior to and during the Employment Period he shall be provided confidential and proprietary information concerning the business or affairs of the Company and its affiliates (collectively, “Confidential Information”) that is the property of the Company and its affiliates including, without limitation, information and knowledge pertaining to products, services, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, manufacturing, advertising, marketing, distribution and sales methods and forecasts, operating procedures, financial statements and other financial information, supplier, vendor, customer and client lists and relationships between the Company and its affiliates and customers, clients, vendors, suppliers, lessors and others who have business dealings with them, and the substance of any agreements with such persons and parties.  Therefore, Executive agrees that he shall not at any time during or after the Employment Period, directly or indirectly, regardless of when he obtained such Confidential Information, disclose, directly or indirectly, to any person or entity or use for his own purposes or the benefit of any third party, including any subsequent employer, any Confidential Information without the prior written consent of the Company.  Executive shall deliver to the Company at the Termination Date, or immediately at any other time the Board may request, all property, memoranda, notes, plans, records, reports, electronic mail, computer files, printouts, software and other documents and data (and copies thereof, regardless of the media on which such are contained) constituting or relating to the Confidential Information, Work Product (as defined below), property or the business of the Company or its affiliates which he may then possess or have under his control. All Confidential Information and documents relating to the Company and its affiliates as described above shall be the exclusive property of the Company, and Executive shall use his commercially reasonable best efforts to prevent any publication or disclosure thereof.

7.Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that (i) relate to the Company’s or its affiliates’ actual or anticipated business that are conceived, developed or made by Executive while employed by the Company or any of its affiliates, (ii) result from any work performed by Executive for the Company or its affiliates, or (iii) are otherwise developed by Executive during Executive’s working time for the Company or its affiliates (collectively “Work Product”) belong to the Company or such affiliate (as the case may be). Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. Section 101, and ownership of all right, title and interest therein shall vest in the Company or its affiliates. To the extent that any Work Product is not deemed to be a “work made for hire” under applicable law or all right, title and interest in and to such Work Product has not automatically vested in the Company or its affiliates, Executive hereby irrevocably assigns, transfers and conveys, to the full extent permitted by applicable law, all right, title and interest in and to the Work Product on a worldwide basis to the Company or its affiliates (as the case may be), without further consideration.  Executive will promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.Non-Solicitation; Non-Competition.

           (a) Executive acknowledges, and the Company agrees, that in the course of Executive’s employment with the Company, Executive will be provided and become familiar with the Company’s and its affiliates’ trade secrets and Confidential Information. Executive further acknowledges that having access to and knowledge of the Confidential Information of the Company and its affiliates is essential to the performance of his duties with the Company and that such information is an extremely valuable and unique asset of the Company and its affiliates that gives them a competitive advantage over persons or entities that do not possess such information and knowledge. Therefore, Executive agrees that in consideration for the Company’s promise to provide him Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, Executive will not, during the Employment Period and for a period of twenty-four (24) months thereafter, within North America (the “Territory”), directly or indirectly contact or solicit vendors, suppliers, customers or clients of the Company or its affiliates with whom Executive had direct or indirect contact or about whom Executive received proprietary, confidential or otherwise non-public information for the purpose of providing rig services relating to (i) well servicing, well workover, well completion, plug and abandonment, and related engineering consulting services for the oil and gas industry and equipment rentals related thereto or (ii) fluid hauling and fluid transfer, or (iii)(a) renting equipment and provision of services to upstream operators and producers of hydrocarbons and midstream processors and transporters of hydrocarbons relating to mobile skid-mounted mechanical refrigeration units, natural gas liquids stabilizer units, natural gas liquids storage tanks, and glycol dehydration units for natural gas liquids recovery and storage, emission reduction for flare gas, hydrocarbon dew point control, and fuel gas conditioning, and (b) renting equipment and provisions of services for well-site electricity generation (the “Business”) or interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company or any of its affiliates and any vendor, supplier, customer or client of the Company or any of its affiliates or in any way encourage them to terminate or otherwise alter their relationship with the Company or any affiliate.  Executive further agrees that during the Employment Period and for a period of twenty-four (24) months thereafter, he shall not, directly or indirectly, provide any products or services related to the Business to the Company’s or its affiliates’ customers and clients, or prospective customers and clients with whom Executive had direct or indirect contact or about whom Executive received proprietary, confidential or otherwise non-public information, nor utilize the contacts, goodwill and rapport he established with any customers and clients to take away or divert business or income away from the Company or its affiliates to other persons or entities, in each event within the Territory.  For purposes of this Section 8, “customers and clients” shall mean and include those customers, clients and prospective customers and clients who contacted or were contacted by the Company or its affiliates to do business with the Company or its affiliates.

(b)Executive further agrees that in consideration for the Company’s promise to provide him Confidential Information and trade secrets of the Company and its affiliates, in addition to other consideration provided herein, he will not, during the Employment Period and for a period of twenty-four (24) months thereafter, directly or indirectly recruit, solicit, hire or retain (as an independent contractor, Executive or otherwise) or attempt to recruit, solicit, hire or retain any employee, independent contractor, or former employee or independent contractor of the Company or its affiliates, or encourage any employee or independent contractor of the Company or its affiliates to leave the employ or engagement of the Company or its affiliates, as the case may be.

(c)In addition, except for services and duties performed pursuant to this Agreement by Executive for or on behalf of the Company and its affiliates during the Employment Period, Executive agrees that, during the Employment Period and for twenty-four (24) months thereafter, Executive will not for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business or other entity of whatever nature, engage in, make loans to, own, operate, manage, control, become financially interested in or otherwise have any connection with, whether as an officer, director, manager, employee, independent contractor, advisor, sales representative, consultant, shareholder, owner, partner, member or in any other capacity, the Business within the Territory and anywhere outside of the Territory where the Company or its affiliates have made sales or significant sales efforts with respect to their goods or services relating to the Business during the Employment Period; provided, however, that the passive ownership by Executive of less than one percent (1%) of any class of equity securities of any corporation, if such equity securities are listed on a national securities exchange or are quoted on NASDAQ, will not be deemed to be a breach of this Section 8.

(d)If, at the time of enforcement of this Section 8, a court or other tribunal shall hold that the duration, geography or scope restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, geography or scope reasonable under such circumstances shall be substituted for the stated duration, geography or scope and that the court or other tribunal shall reform the restrictions contained herein to cover the maximum duration, geography and scope permitted by law.

(e)If Executive breaches any provision of this Section 8, Executive agrees and acknowledges that the time periods set forth herein shall be extended by the time period of such breach.

9.Non-disparagement. Executive shall not, either during the Employment Period and after the termination thereof, whether in writing or orally, malign, denigrate, impugn, attack or disparage the Company, its affiliates or their respective predecessors and successors, or any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, with respect to any of their respective past or present activities, products or services, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light or take any unethical or deceitful action that would materially interfere with any existing or potential business relationship or contractual arrangement of the Company that is detrimental to the best interests of the Company or any other person in which the Company has an equity interest.

10. Remedies. Executive acknowledges that a violation by Executive of any of the covenants contained in Section 6,  7,  8 or 9 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Executive agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 6,  7,  8 or 9 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.

11. Accounting. If Executive breaches any of the covenants contained in Section 6,  7,  8 or 9 of this Agreement, the Company will have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach.  This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under any other agreement between the Company and its affiliates, on the one hand, and Executive, on the other hand, at law or in equity.

12.  Business Opportunities.  Executive agrees, while he is employed by the Company, to offer or otherwise make known or available to it, as directed by the Board and without additional specific compensation or consideration therefor, any business prospects, contracts or other business opportunities that Executive may discover, find, develop or otherwise have available to Executive in the areas of focus of the Business as described in Section 8 and logical business outgrowths arising from such areas, and further agrees that any such prospects, contacts or other business opportunities shall be the property of the Company.

13. Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by any means which provides a receipt upon delivery and addressed as follows:

If to the Company to:	Ranger Energy Services, LLC 800 Gessner Suite 1000 Houston, TX 77024 Attention: Chairman
If to Executive to:	Darron Anderson 704 Little John Lane Houston, TX 77024__

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

14.  Governing Law; EXCLUSIVE VENUE.  This Agreement shall be governed by and interpreted under the INTERNAL laws of the state of DELAWARE without regard to conflicts of law.  In the event of a dispute involving this Agreement, the parties irrevocably agree that exclusive venue for such dispute shall lie in any court of competent jurisdiction in Harris County, Texas, and the parties waive any claim that such forum is inappropriate or inconvenient.

15.  Complete Agreement. This Agreement, the RUA Agreements and LLC Agreement embody the complete agreement and understanding between the Parties and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

16.  Successor and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors, heirs and permitted assigns. This Agreement is personal to Executive and shall not be assignable by Executive, except for the assignment by will or the laws of descent and distribution of any accrued pecuniary interest of Executive, and any assignment in violation of this Agreement shall be void.  Upon written notice to Employee, this Agreement may be assigned by the Company to Ranger Inc. in connection with a Qualifying Transaction.

17.Noncontravention; Prior Agreements and Information.  Executive represents, warrants and covenants that as of the date hereof: (i) Executive has the full right, authority and capacity to enter into this Agreement and perform Executive’s obligations hereunder, (ii) Executive is not bound by any agreement that conflicts with or prevents or restricts the full performance of Executive’s duties and obligations to the Company hereunder during or after the Employment Period, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Executive is subject.  Executive represents and warrants that his service as an Executive of the Company and his performance of his duties hereunder will not and do not violate any prior agreement Executive made with any previous employer or company with whom he did business.  Executive further agrees that he has not previously, and will not in the future, disclose to the Company any confidential and proprietary information or trade secrets belonging to any previous employer, and acknowledges that the Company has instructed him not to disclose to it any confidential and proprietary information or trade secrets belonging to any previous employer.  Executive agrees acknowledges that he will not enter into any agreement, whether written or oral, conflicting with the provisions of this Agreement.

18.Amendment.  Except as otherwise expressly provided herein, this Agreement may be amended at any time only by written agreement between the Company (with the written approval of the Board) and Executive, and any provision hereof may be waived only in writing by the Party who is so waiving (which waiver, if being made by the Company, shall require written approval of the Board).

19.Counterparts; Facsimile Signature.  This Agreement may be executed in one or more counterparts, all of which together shall constitute but one agreement.  Any Party may execute and deliver this Agreement by facsimile signature or by electronic portable document format (.pdf) and the other Party will be entitled to rely upon such facsimile or electronic portable document format (.pdf) signature as conclusive evidence that this Agreement has been duly executed by such Party.

20.No Waiver.  No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.  It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by that same party.

21.  Representations and Warranties; Advice of Counsel.  Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement and Executive acknowledges that he has had sufficient opportunity to do so.  Executive acknowledges that Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  Executive further represents that in entering into this Agreement, Executive is not relying on any statements or representations made by any of the Company, its affiliates or any of their respective directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.

22.Cooperation.  Executive agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Executive shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company, its affiliates or their respective predecessors and successors, or any of the current or former directors, managers, officers, employees, owners, investors, shareholders, partners, members, representatives, or agents of any of the foregoing, which relates to events occurring during Executive’s employment or relationship with the Company or its affiliates as to which Executive may have relevant information (including, but not limited, to furnishing relevant information and materials to the Company or its designee and/or providing truthful testimony at depositions and at trial), provided that with respect to such cooperation occurring following termination of employment, the Company shall reimburse Executive for expenses reasonably incurred in connection therewith, and further provided that any such cooperation occurring after the termination of Executive’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Executive’s business or personal affairs.

23.Immunity and Government Agencies.  Notwithstanding anything in this Agreement to the contrary, Executive may, without advance notice to the Company prior to any such disclosure (i) disclose Confidential Information or other information in confidence to a federal, State, or local government official, including the Securities and Exchange Commission, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) disclose Confidential Information or other information in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) disclose Confidential Information or other information to Executive’s attorney and use Confidential Information in a court proceeding or Executive brings against the Company, provided that Executive files any document containing Confidential Information under seal and do not otherwise disclose Confidential Information, except pursuant to court order. Without prior written authorization of the Company’s General Counsel or Board, Executive shall not disclose to any third party (including any government agency or any attorney Executive may retain) any communications that are covered by the Company’s attorney-client privilege.

24.No Construction Against Drafter. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision.

25. Affiliate.  As used in this Agreement, “affiliate” shall mean any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

26.Severability.  If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the Parties that, if any court or other tribunal construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area matter covered thereby, such court or other tribunal shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

27.  Section 409A.

(a)  It is intended that any amounts payable under this Agreement shall be exempt from and avoid the imputation of any tax, penalty or interest under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the fullest extent permissible under applicable law; provided that if any such amount is or becomes subject to the requirements of Section 409A, it is intended that those amounts shall comply with such requirements. This Agreement shall be construed and interpreted consistent with that intent. In furtherance of that intent, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In no event, however, shall the Company be liable for any tax, interest or penalty imposed on Executive under Section 409A or any damages for failing to comply with Section 409A.

(b)  If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the Separation Date, Executive shall not be entitled to any payment or benefit pursuant to this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A and that is payable upon a separation from service (within the meaning of Section 409A) until the earlier of (A) the date which is six (6) months after his separation from service for any reason other than death, or (B) the date of Executive’s death; provided that this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s separation from service that are not so paid by reason of this Section 27 shall be paid (without interest) as soon as practicable (and in any event within thirty (30) days) after the date that is six (6) months after Executive’s separation from service (provided that in the event of Executive’s death after such separation from service but prior to payment, then such payment shall be made as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(c)  Any reimbursement payment or in-kind benefit due to Executive pursuant to Agreement, to the extent that such reimbursements or in-kind benefits are taxable to him, shall be paid on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. Executive agrees to provide prompt notice to the Company of any such expenses (and any other documentation that the Company may reasonably require to substantiate such expenses) in order to facilitate the Company’s timely reimbursement of the same. Reimbursements and in-kind benefits pursuant to the Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such reimbursements or benefits that Executive receives in any other taxable year.

(d)  For purposes of Section 409A, Executive’s right to receive any installment payments hereunder shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Ranger Energy Services, LLC, a Delaware limited liability company

                                                     By: __/s/ Charles Leykum                    _____________

                                                     Name:

                                                     Title:

                                                                  __/s/ Darron Anderson_________________________

                                                   Darron Anderson